Exhibit 99.1

Great Lakes Reports Year End Results

2011 was a Solid Year with Increased Year End Backlog

OAK BROOK, Ill.--(BUSINESS WIRE)--February 21, 2012--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition and remediation services, today reported financial results for the quarter and year ended December 31, 2011.

Commentary

Chief Executive Officer Jonathan Berger said, “We finished 2011 with a solid fourth quarter. Significant effort was made in 2011 to improve the demolition segment and to promote more collaboration with our other lines of business. We saw the fruits of our efforts in the last quarter as demolition posted their biggest earnings quarter ever, with over $6.5 million in operating income for the quarter alone, resulting in positive results for the full year. The dredging segment continued to boost its backlog of significant projects while it performed through unfavorable weather conditions in the quarter. The segment also executed on our strategy to improve asset returns by successfully divesting underutilized assets. Highlights of the fourth quarter included:

  Posted record quarterly earnings in our demolition segment, led by strong fourth quarter results on the I-10 bridge project in Louisiana;
  Increased domestic dredging backlog as a result of an improved annual win rate to 43% of our bid market in the current year;
  Won the East Hidd dredging project, a land reclamation project in Bahrain, of which our portion is $34 million;
  Strong execution on projects in our rivers & lakes division and achieved our forecasted expectations for 2011; and
  Sold the dredge Northerly Island, located in Bahrain, and a piece of property in Texas, for total gains of $8.6 million.

“We were pleased with how many pieces of our strategy came together during 2011. First, we rationalized certain pieces of our property and equipment assets. In 2011, we sold two older, foreign flagged vessels and a piece of land in Texas resulting in gains of over $11 million. This decision realized the best value on the underutilized plant as well as reducing our future maintenance requirements for older, underutilized vessels.

“Second, our demolition segment was a tale of two periods. The first half of the year dealt with many issues and cost overruns at various projects, resulting in a demolition segment operating loss of $7.1 million for the first six months of 2011. With a well-crafted restructuring and a new team in place, the segment was able to end the year with positive results due to the extraordinary efforts of the NASDI team and with the support of the dredging and administrative staff. Our new demolition president and his team hit the ground running to better manage the existing demolition business, move into environmental remediation services, and expand its successful bridge demolition business. Our activity in bridge demolition continues to expand, led by the team working on the I-10 project in Louisiana, with nearly $17 million in backlog at year end, including a new project in Maine for $4.6 million. Bridge replacement in the U.S. is a growing business as bridge failures in recent years have necessitated improvements to this part of the nation’s infrastructure. At the start of the year we established an initiative to realize new revenue opportunities from collaboration between the demolition and dredging segment. The success of the I-10 project, and anticipated future marine demolition projects, are examples of increased revenue opportunities in both segments where we can leverage our complementary skill sets and market knowledge. I would like to complement management teams from both segments who are collaborating to make this I-10 project a success.

“Third, with the goal of expansion into the environmental services market of both our dredging and demolition businesses, we formed TerraSea Environmental Solutions, a joint venture with Environmental Remediation Holding, Inc. Both our dredging and demolition businesses have experienced increasing requirements for handling contaminated sediments and soils at project sites. This joint venture, announced in 2011, is currently working with both dredging and demolition management to identify environmental remediation opportunities ideally suited to our equipment and skill sets. We expect this to be a growth driver for our business based on increasing requests for remediation work in our domestic market.

“Finally, our rivers & lakes division, acquired December 31, 2010, experienced a strong second half of the year, recovering from a weaker than expected first half with freezing during the first quarter and heavy rains in the second quarter. During the year, we increased our target market to focus on municipal lake projects and see this new opportunity as an expansion of the Company’s service capabilities using existing equipment. We also launched a financing initiative to assist municipalities with finding financial partners to fund these capital improvements over time to balance project payments with project lives. We believe this initiative will allow municipalities to move forward with their existing dredging projects that are being deferred due to funding concerns.”

2011 Fourth Quarter Operating Results - Summary

The fourth quarter 2011 contributed nicely to our year end operating results despite unfavorable weather conditions which impacted the dredging segment. Revenue and gross profit margin in the current quarter were lower than the fourth quarter of 2010. The fourth quarter of 2010 benefited from increased employment of the domestic dredging fleet largely attributable to approximately $43 million of non-recurring capital revenue from berm construction as a result of the Deepwater Horizon oil spill in the Gulf of Mexico.

The demolition segment recorded record results in the fourth quarter of 2011 from improved profitability in new projects.

	Q4 2011	Q4 2010
Revenue	$158.6 million	$172.1 million
Decrease	7.8%

Gross Profit	$18.4 million	$25.0 million
Gross Profit Margin	11.6%	14.5%

Operating Income	$15.2 million	$12.7 million
Increase	19.7%
Net Income attributable to Great Lakes	$6.8 million	$6.8 million
Per Diluted Share	$0.12	$0.12

Adjusted EBITDA	$25.8 million	$21.5 million
Increase	20.0%

Net Debt*	$142.3 million	$134.3 million

Cash	$113.3 million	$48.5 million

* Net debt equals debt less cash and cash equivalents

Revenue & Gross Profit

  The decline in revenue between quarters was largely attributable to approximately $43 million of capital revenue from berm construction in the fourth quarter of 2010, offset by an increase in the fourth quarter of 2011 in beach revenue and contributions from the new rivers & lakes projects. Gross profit margin in the fourth quarter of 2010 was higher than the current quarter due to the higher equipment employment generated by the capital berm project which allowed for better fixed cost coverage.
  Gross profit margin in the fourth quarter of 2011 was negatively impacted by weather with storm activity suspending certain East Coast dredging operations in October and November, resulting in unfavorable variances as compared to our estimated weather downtime.
  The demolition segment had its strongest revenue quarter in over two years adding $34.7 million in revenue during the fourth quarter of 2011. The bridge demolition project in Louisiana was a significant contributor in the quarter. Demolition gross profit increased as the nearly complete Louisiana bridge project experienced favorable weather conditions that resulted in an increased profit margin.
  Additionally, the unfavorable impact of demolition projects that were bid too aggressively in 2010 decreased as those projects are beginning to conclude; we expect such projects to be completed in early 2012.

Operating Income

  The Company divested two underutilized assets in the quarter resulting in gains of $8.6 million, more than offsetting the decline in gross profit.

Net Income Attributable to Great Lakes

  Impacted by items noted above;
  In addition, interest expense increased in 2011 due to the issuance of $250 million in new senior unsecured notes issued in early 2011. Although issued at a lower rate, the $250 million notes replaced $175 million in senior subordinated notes with a resulting increase in interest expense due to the higher amount outstanding.

Adjusted EBITDA (as defined below)

  Adjusted EBITDA for the quarter was driven by higher operating income, noted above, as compared to the same period in the prior year.
  The Company recorded $10.8 million of depreciation and amortization expense for the three months ended December 31, 2011 versus only $8.3 million in the prior period; these charges are included as a component of operating income, but excluded for the purposes of calculating Adjusted EBITDA.

Year Ended December 31, 2011- Summary
	Year Ended 12/31/2011	Year Ended 12/31/2010
Revenue	$627.3 million	$686.9 million
Decrease	8.7%

Gross Profit	$93.0 million	$122.8 million
Gross Profit Margin	14.8%	17.9%

Operating Income	$54.3 million	$68.4 million
Decrease	20.6%

Net Income attributable to Great Lakes	$16.5 million	$34.6 million
Per Diluted Share	$0.28	$0.59

Adjusted EBITDA	$93.7 million	$103.0 million
Decrease	9.0%

Revenue

  Decreased primarily as a result of lower domestic dredging activity;
  Partially offset by an increase in demolition revenue and contribution from rivers & lakes dredging projects.

Gross Profit

  Dredging segment gross profit margin was 15.9% for the year ended December 31, 2011, down from 19.3% for the prior year period, and was primarily caused by higher employment of the domestic fleet in 2010 resulting from the berm construction in the Gulf as well as weather and mechanical downtime experienced throughout 2011;
  Additionally, gross profit margin declined due to losses incurred on projects in the demolition segment which were primarily recognized in previous quarters.

Operating Income

  Decreased for the year due to the decreased gross profit margin discussed above;
  Partially offset by a decrease in G&A expense and the gains from the sale of underutilized assets.

Net Income Attributable to Great Lakes

  This decline was partially the result of the operational issues noted above;
  Impacted by one time charges related to the issuance of the new notes and increased interest expense. Interest expense increased $6.9 million due to the increase in outstanding debt and the incurrence of additional interest expense when both notes were outstanding for a 30 day period in early 2011;
  Additionally, the unrealized gain on the Company’s interest rate swaps decreased by $1.8 million compared to the full year 2010 when interest rates were declining.

Bid Market & Backlog

The domestic dredging bid market for the year ended December 31, 2011 totaled $1,041 million, compared to $875 million in the prior year. The Company won 43% of the overall domestic bid market, above its prior three year average of 39%. For the full year of 2011 Great Lakes won:

  62%, or $198 million, of the beach nourishment projects awarded;
  33%, or $118 million, of the capital projects awarded;
  36%, or $109 million, of the maintenance projects awarded; and
  36%, or $20 million, of the rivers & lakes projects awarded.

The domestic dredging bid market grew year over year largely from federal projects, as addressing infrastructure and coastal protection needs continues to grow in importance. It should be noted that project timing, competitive factors and equipment utilization/deployment can result in significant variability in bid results in any given period.

Great Lakes’ strong win rate in the fourth quarter, along with the addition of the East Hidd land reclamation project in Bahrain resulted in dredging backlog and pending awards of $355 million at December 31, 2011, which compares favorably to $317 million at December 31, 2010. The Company’s contracted dredging backlog was $319 million at December 31, 2011 compared to $283 million at December 31, 2010. In addition, since December 31, 2011, we have won seven projects totaling $264 million.

Demolition segment backlog was $51 million and $81 million at December 31, 2011 and December 31, 2010, respectively. Among several other projects, the demolition segment has a $22 million remediation project in New Jersey, which is pending award at year end.

Commentary

Mr. Berger continued, “We are very excited to deliver our second biggest Adjusted EBITDA year ever. Bruce and I had many goals for our first full year at Great Lakes. While there are still many prospects on the horizon, we made great strides as an organization in 2011. For example:

  We identified new revenue opportunities and established new lines of business in the demolition segment;
  Delivered a successful year in our new rivers & lakes division;
  Reviewed key pieces of equipment and other assets, divesting of three underutilized assets for significant gains;
  Made significant inroads into the environmental remediation business; and
  Evaluated and changed our insurance and surety programs, garnering better rates and fewer restrictions that will be increasingly realized in the coming years.

We will continue in 2012 and beyond to look for opportunities to both grow our business and streamline our operations.”

President and CFO Bruce Biemeck said, “As we look to 2012, we are pleased to start out the year with strong backlog in all of our segments. Deepening work in New York, a coastal restoration project in Louisiana, capital work in the Middle East and numerous beach projects along the East Coast will keep our fleet very busy in the first quarter and beyond.

“As we have previously discussed, there has been continued focus on restoring the barrier islands and wetlands that provide natural protection from storms in the Gulf Coast area. In February 2012, we were low bidder on another large coastal restoration project in Louisiana. This project, valued at $46 million, will commence operation in the second half of 2012. We anticipate more projects in the Gulf States in coming periods resulting from a fund established following the Deepwater Horizon oil spill. We are excited about the potential opportunity to work on these long overdue projects to restore the eroding coastline. In addition, we still anticipate a deepening project in Miami to be released, although the timing of that project has been pushed to the second half of 2012. The new focus in Washington on marine infrastructure is evidenced by the bipartisan interest in addressing deferred and long overdue infrastructure needs.

“We announced last week that we have secured a large opportunity in Australia for our backhoe dredge New York. Great Lakes currently expects to realize approximately $180 million in revenue on this project with the potential for greater income once we finalize our participation. We will mobilize the vessel and ancillary equipment to Australia at the end of 2012 upon completion of the projects on which they are currently working. The Great Lakes portion of the project is expected to take about 27 months to complete. In December, we began work on a large land reclamation project in Bahrain that should be completed in the third quarter of 2012. We have identified other international dredging projects that may be a good fit for our vessels, particularly in the Middle East, and we continue to follow the many opportunities in Brazil. We have recently made strategic moves to bolster our international sales and marketing effort. We see an abundance of international opportunities ahead, which we believe can yield better results from a more aggressive approach.

“The demolition business ended the year on a high note. With backlog and pending awards of $73 million at year end, the prospects look great for this segment. The new management team in the demolition business is working diligently to strengthen the existing business and to find growth opportunities. The successful partnership of our demolition and dredging businesses is key to our Company’s growth as evidenced by the recent focus on bridge demolition. Additionally, our dredging and demolition business collaborating with our TerraSea joint venture on new prospects adds to the list of opportunities.”

Mr. Berger concluded, “Bruce and I are very pleased with the results of our first full year at the helm of Great Lakes. 2012 promises to be an exciting year for all facets of our business as we must continue to look for ways to grow our core business as well as diversify into new areas. Great Lakes is well positioned to take advantage of new opportunities within our existing lines of business as well as those that are outside but complementary to our core business. As always, we thank the Great Lakes dredging and demolition teams for their continued efforts in providing world class service and delivering strong results for our shareholders.”

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense and debt extinguishment. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company’s SEC filings.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, February 21, 2012 at 9:00 a.m. C.S.T. The call in number is 877-377-7553 and the Conference ID is 46742727. The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website. The conference call will be available by replay for two weeks, by calling 800-585-8367 and providing the Conference ID of 46742727.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. The Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate for road and building construction and a 50% interest in an environmental service operation with the ability to remediate soil and dredged sediment treatment. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 121-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2010, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Contract revenues	$158,568	$172,054	$627,333	$686,922

Gross profit	18,418	25,014	93,017	122,782

General and administrative expenses	11,987	12,268	50,434	54,352
Gain on sale of assets, net	(8,809)	-	(11,711)	-

Operating income	15,240	12,746	54,294	68,430

Other income (expense)
Interest expense, net	(5,233)	(4,025)	(21,665)	(13,542)
Equity in earnings (loss) in joint ventures	(298)	158	(406)	(614)
Loss on foreign currency transactions, net	262	-	(282)	-
Loss on extinguishment of debt	-	-	(5,145)	-

Income before income taxes	9,971	8,879	26,796	54,274

Income tax provision	(2,945)	(2,447)	(9,545)	(20,554)

Net income	7,026	6,432	17,251	33,720

Net (income) loss attributable to noncontrolling interests	(198)	358	(723)	889

Net income attributable to Great Lakes Dredge & Dock Corporation	$6,828	$6,790	$16,528	$34,609

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.12	$0.12	$0.28	$0.59
Basic weighted average shares	58,973	58,738	58,891	58,647

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.12	$0.11	$0.28	$0.59
Diluted weighted average shares	59,236	59,055	59,230	58,871

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income attributable to Great Lakes Dredge & Dock Corporation	$6,828	$6,790	$16,528	$34,609
Adjusted for:
Loss on extinguishment of debt	-	-	5,145	-
Interest expense, net	5,233	4,025	21,665	13,542
Income tax provision	2,945	2,447	9,545	20,554
Depreciation and amortization	10,839	8,281	40,838	34,301

Adjusted EBITDA	$25,845	$21,543	$93,721	$103,006

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	December 31,	December 31,
	2011	2010

Cash and cash equivalents	$113,288	$48,478
Total current assets	327,967	222,969
Total assets	788,460	693,825
Total short-term debt	3,033	2,803
Total current liabilities	130,526	132,817
Long-term debt	252,500	180,000
Total equity	292,537	276,825

Great Lakes Dredge & Dock Corporation
Supplementary financial data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net cash flows provided by operating activities	$10,937	$15,217	$24,563	$123,531

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues (in thousands)	2011	2010	2011	2010
Dredging:
Capital - U.S.	$25,964	$80,530	$156,251	$300,873
Capital - foreign	17,453	22,769	77,232	82,898
Beach	47,217	20,279	135,164	106,163
Maintenance	23,491	21,644	116,016	119,035
Rivers & Lakes	9,736	-	35,471	-
Dredging Revenue	123,861	145,222	520,134	608,969
Demolition	34,707	26,832	107,199	77,953
Total Revenue	$158,568	$172,054	$627,333	$686,922

	As of
	December 31,
Backlog (in thousands)	2011	2010
Dredging:
Capital - U.S.	$109,897	$117,866
Capital - foreign	78,379	65,334
Beach	84,607	18,080
Maintenance	31,293	56,140
Rivers & Lakes	15,256	25,116
Dredging Backlog	319,432	282,536
Demolition	50,672	80,984
Total Backlog	$370,104	$363,520

CONTACT:
Great Lakes Dredge & Dock Corporation
Katie Hayes, 630-574-3772
Investor Relations